Exhibit 99.1

Steve Madden Announces Acquisition of BB Dakota

LONG ISLAND CITY, N.Y., August 13, 2019 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has completed the acquisition of privately held BB Dakota, a California-based contemporary women’s apparel company known for quality, stylish classics with an effortless attitude. Founded in 2005 by Gloria Brandes, BB Dakota products are distributed to wholesale customers, including better department stores, e-commerce retailers and specialty boutiques, as well as on bbdakota.com. BB Dakota’s brand portfolio includes owned brands BB Dakota and Jack by BB Dakota and licensed brand Cupcakes and Cashmere. BB Dakota had net sales in the 12 months ended June 30, 2019 of approximately $43 million.

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, “We are pleased to complete the acquisition of BB Dakota, an apparel company known for its consistently on-trend designs. With its laser focus on product and strong track record of execution, we believe BB Dakota is a great fit for Steve Madden and provides the ideal platform to expand our brands in the apparel category.”

Gloria Brandes, Founder and CEO of BB Dakota, added, “Steve Madden and BB Dakota have a unique synergy in that they are both product driven companies whose brands have maintained a long-standing appeal with the consumer due to superior product and accessible pricing. We are tremendously excited by this dynamic partnership that will serve to jump start the Steve Madden apparel segment of this strong company and we plan to take full advantage of this opportunity for growth.”

Steve Madden, Founder, Creative and Design Chief of Steve Madden, commented, “BB Dakota is so in tune with the Steve Madden girl. I always thought it would be great to combine forces, and now that dream has come true. It’s a perfect match.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Brian Atwood®, Cejon®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Anne Klein®, Kate Spade®, Superga® and DKNY®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 225 retail stores (including seven internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company's operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com

PR Manager

Chad Evans

720-240-7935

chadevans@stevemadden.com